UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     December 10, 2020

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38341	52-2126573
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

600 Telephone Avenue, Anchorage, Alaska	99503-6091
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 907 – 297 – 3000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $.01 par value per share	ALSK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On December 10, 2020, Alaska Communications Systems Group, Inc., a Delaware corporation (“Alaska Communications” or the “Company”), entered into an amendment and restatement of its previously disclosed Agreement and Plan of Merger (the “Original Merger Agreement,” and as so amended and restated, the “Amended and Restated Merger Agreement”) with Juneau Parent Co, Inc., a Delaware corporation (“Parent”), and Juneau Merger Co, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”).

Amended and Restated Merger Agreement

On the terms, and subject to the conditions, of the Amended and Restated Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent. As a result of the Merger:

●

each share of the Company’s common stock (“Company Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than shares held by (i) the Company, Parent or Merger Sub and (ii) stockholders of the Company who have validly exercised and perfected their appraisal rights under Delaware law) will be converted at the Effective Time into the right to receive $3.20 in cash (the “Merger Consideration”) without interest, an increase of $0.20 per share above the merger consideration pursuant to the Original Merger Agreement of $3.00 per share, in cash, without interest.

●

immediately prior to the Effective Time, each restricted stock unit award issued under the stock plan of the Company that is subject solely to time-based vesting (a “Company RSU Award”) and that is outstanding immediately prior to the Effective Time, whether or not vested, will be cancelled as of the Effective Time in exchange for an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock subject to such Company RSU Award by (ii) the Merger Consideration.

●

immediately prior to the Effective Time, each restricted stock unit award issued under the stock plan of the Company that is subject solely to performance-based vesting (the “Company PSU Awards”) and that is outstanding immediately prior to the Effective Time will be cancelled as of the Effective Time in exchange for an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock subject to such Company PSU Award by (ii) the Merger Consideration. The aggregate number of shares of Common Stock subject to any Company PSU Awards will be determined based on the degree of achievement of the performance goals set forth in the applicable award agreement as of the Effective Time or such earlier time as determined by the compensation committee of the Company’s Board of Directors (the “Board”) and such Company PSU Awards will no longer be subject to any performance-based vesting conditions. Amounts payable with respect to Company PSU Awards that are subject to vesting based on the price of Company Common Stock will be paid not later than the next regularly scheduled payroll date that is at least two business days following the closing of the Amended and Restated Merger Agreement, and amounts payable with respect to all other Company PSU Awards will be paid not later than the next regularly scheduled payroll date that is at least two business days following the earliest of (a) the applicable time-based vesting date of the canceled Company PSU Award, (b) the date that is one year following the Effective Time, and (c) the termination of the employment of the former holder of such Company PSU Award without “cause,” in any case without interest.

●

immediately prior to the Effective Time, each share of Company Common Stock granted to the directors of the Company that is subject to a deferral election (a “Deferred Stock Award”) and that is outstanding immediately prior to the Effective Time will be cancelled as of the Effective Time in exchange for an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock subject to such Deferred Stock Award by (ii) the Merger Consideration.

Consummation of the Merger is no longer subject to the Defense Counterintelligence and Security Agency (“DCSA”) having approved a permanent or interim foreign ownership, control and influence mitigation agreement or measures for certain activities of the Company and/or its subsidiaries (the “DCSA Agreement”). Rather, each of Parent and the Company shall use their respective reasonable best efforts to reach an agreement with DCSA to mitigate concerns related to foreign ownership, control, and influence for certain activities, but reaching such agreement is not a condition to the consummation of the Merger. Parent will not be required to pay the Company a termination fee equal to $10,100,000, as was provided under the Original Merger Agreement, if the Amended and Restated Merger Agreement is terminated under certain provisions due to the failure to obtain the DCSA Agreement.

Parent and Merger Sub secured an increase in committed equity financing from an affiliate of Macquarie Capital (USA) Inc. and a fund managed by GCM Grosvenor Inc. (together, the “Equity Investors”) to fund the increase in the consideration to be paid to the Company’s stockholders, subject to the terms and conditions set forth in equity commitment letters with respect to the Merger, as amended on December 10, 2020. On December 10, 2020, the Equity Investors also entered into amendments to the limited guarantees entered into with the Company on November 3, 2020 to account for the elimination of the termination fee payable by Parent to the Company under the Original Merger Agreement if the Original Merger Agreement was terminated under certain provisions due to the failure to obtain the DCSA Agreement.

From and after the date of the Amended and Restated Merger Agreement until the earlier of the Effective Time of the Merger or termination of the Merger Agreement in accordance with its terms, the Company will be subject to customary “no-shop” restrictions described below:

●

the Company may not, among other related actions, directly or indirectly (i) solicit, initiate, facilitate or encourage any Acquisition Proposal or any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, an Acquisition Proposal (as defined in the Amended and Restated Merger Agreement), (ii) engage in, continue or otherwise participate in any discussions or negotiations with any third parties regarding an Acquisition Proposal or with respect to any proposals or inquiries from a third party related to the making of an Acquisition Proposal or furnish any third party non-public information or provide to any third party access to the business, properties, assets or personnel of the Company, in each case in any way to or for the purpose of encouraging or facilitating an Acquisition Proposal, or (iii) enter into any letter of intent, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement with respect to an Acquisition Proposal or which would require the Company to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement; and

●

the Company, its subsidiaries and their respective representatives must cease any existing discussions or negotiations with any third party with respect to any Acquisition Proposal and promptly request that all non-public information previously provided to any such third party be promptly returned or destroyed;

provided that before the Company has obtained the affirmative vote of holders of a majority in voting power of the outstanding shares of Company Common Stock, voting together as a single class (the “Stockholder Approval”), if the Company receives an Acquisition Proposal from a third party that did not result from a material breach of the Company’s no-shop restrictions, (i) the Company and its representatives may contact such third party solely to clarify the terms and conditions thereof or to request that any Acquisition Proposal made orally be made in writing and (ii) if the Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal constitutes, or would reasonably be expected to result in, a Superior Proposal (as defined in the Amended and Restated Merger Agreement), then the Company and its representatives may (a) furnish information and data with respect to the Company and its subsidiaries to the third party making the Acquisition Proposal and (b) enter into, maintain and participate in discussions or negotiations with the third party making such Acquisition Proposal regarding such Acquisition Proposal.

Prior to the Company obtaining the Stockholder Approval, the no-shop restrictions above are subject to a “fiduciary out” provision, which permits the Board, subject to the Company’s compliance with certain obligations described below, to change its recommendation to the Company’s stockholders regarding the Merger in connection with certain intervening events, or to approve, endorse, adopt or recommend an Acquisition Proposal (each action, together with other actions defined in the Amended and Restated Merger Agreement, an “Adverse Recommendation Change”). With respect to certain Adverse Recommendation Changes, the Board may take any such actions with respect to a competing Acquisition Proposal from a third party if the Board determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel) that such proposal constitutes a Superior Proposal and that failure to take such action would reasonably likely be inconsistent with the directors’ fiduciary duties under applicable law. The Company would be permitted to enter into an alternative acquisition agreement with respect to such Superior Proposal only if it terminated the Merger Agreement and paid certain fees owed to Parent as described below. However, before the Board may make any Adverse Recommendation Change or the Company may terminate the Amended and Restated Merger Agreement in light of a Superior Proposal, the Company must negotiate with Parent for a period of four business days to adjust the terms of the Amended and Restated Merger Agreement and related documents as would permit the Board to determine that such Superior Proposal no longer constitutes a Superior Proposal. The Company does not intend to disclose developments with respect to any such unsolicited proposals unless and until it determines it is appropriate to do so.

The Amended and Restated Merger Agreement can be terminated by either Parent or the Company if the Merger is not consummated on or before the date that is 12 months from the date of the Amended and Restated Merger Agreement (the “End Date”), which may be extended in increments of 30 days to no later than the date that is 14 months from the date of the Amended and Restated Merger Agreement in connection with regulatory approvals.

The Company will be required to pay to Parent a termination fee equal to $6,800,000 if the Amended and Restated Merger Agreement is terminated:

●	by Parent, if (i) an Adverse Recommendation Change has occurred or (ii) the Company has committed a material breach of its “no-shop” restrictions under the Merger Agreement;

●	by the Company, if the Board effects an Adverse Recommendation Change in connection with entering into a Superior Proposal, or

●

by the Company or Parent if (i) the closing of the Merger has not occurred by the End Date, (ii) the meeting of the Company’s Stockholders to obtain the Stockholder Approval is duly convened and held and the Stockholder Approval has not been obtained or (iii) the Company has breached its respective representations, warranties, agreements, covenants or other agreements in the Merger Agreement in certain circumstances and has failed to cure such breach within a certain period, and, in each case of the immediately preceding clauses (i) - (iii), (a) an Acquisition Proposal has been publicly disclosed or made to the Company, as applicable, and has not been withdrawn and (b) within twelve months after the date of such termination, the Company either (x) enters into a definitive agreement in respect of any Acquisition Proposal and such Acquisition Proposal is consummated or (y) consummates any Acquisition Proposal.

The other terms of the Amended and Restated Merger Agreement remained materially unchanged from those of the Original Merger Agreement previously disclosed in the Form 8-K filed by the Company on November 3, 2020, which is incorporated herein by reference.

The increase in Merger Consideration and the execution of the Amended and Restated Merger Agreement followed the Company’s receipt of a Superior Proposal (as defined in the Original Merger Agreement) from an unaffiliated third party.

The foregoing description of the Amended and Restated Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Amended and Restated Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Other Matters

The Amended and Restated Merger Agreement has been included to provide investors and stockholders with information regarding its terms. It is not intended to provide any other factual information about the Company. The Amended and Restated Merger Agreement contains representations and warranties that the parties to the Amended and Restated Merger Agreement made to and solely for the benefit of each other and may apply contractual standards of materiality that are different from materiality under applicable securities laws. The assertions embodied in such representations and warranties are qualified by information contained in the confidential disclosure schedules that the Company delivered to Parent in connection with signing the Amended and Restated Merger Agreement. Accordingly, investors and stockholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Amended and Restated Merger Agreement, are modified in important part by the underlying disclosure schedules, and qualified as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Amended and Restated Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Amended and Restated Agreement and Plan of Merger, dated December 10, 2020, by and among the Company, Parent and Merger Sub.*
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* The Company has omitted schedules and other similar attachments to such agreement pursuant to Item 601(b) of Regulation S-K. The Company will furnish a copy of such omitted document to the SEC upon request.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in connection with the proposed acquisition of the Company by Macquarie Capital and GCM Grosvenor, whereby the Company will become a wholly-owned subsidiary of an affiliate of Macquarie Capital and GCM Grosvenor (the “proposed merger”), pursuant to the Amended and Restated Merger Agreement. The proposed merger will be submitted to the Company’s stockholders for their consideration at a special meeting of the stockholders. In connection therewith, the Company intends to file relevant materials with the United States Securities and Exchange Commission (SEC), including a proxy statement on Schedule 14A, which will be mailed or otherwise disseminated to the Company’s stockholders. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED MERGER. Stockholders may obtain free copies of the definitive proxy statement, any amendments or supplements thereto and other documents containing important information about the Company or the proposed merger, once such documents are filed with the SEC, free of charge at the SEC’s website at www.sec.gov, or from Alaska Communications at alsk.com or by directing a request to the Company’s Investor Relations Department at investors@acsalaska.com.

Participants in the Solicitation

The Company and certain of its directors and executive officers and other members of management and employees may be deemed to be “participants” in the solicitation of proxies from the Company’s stockholders in connection with the proposed merger. Information about the Company’s directors and executive officers and their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s proxy statement on Schedule 14A for its 2020 annual meeting of stockholders filed with the SEC on April 29, 2020. To the extent holdings of the Company’s securities by such participants (or the identity of such participants) have changed, such information has been or will be reflected on Statements of Change in Ownership on Forms 3 and 4 subsequently filed with the SEC. Additional information regarding the participants in the proxy solicitation and a description of their direct or indirect interests, by security holdings or otherwise, will be included in the definitive proxy statement and may be included in relevant documents filed with the SEC regarding the proposed merger, if and when they become available. Free copies of these materials may be obtained as described in the preceding paragraph.

Alaska Communications Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events and these include statements using the words such as will and expected, and similar statements. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations of the Company. Risks and uncertainties include, but are not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of its common stock, (ii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the Amended and Restated Merger Agreement by the stockholders of the Company, and the receipt of certain governmental and regulatory approvals, (iii) the failure of Parent and Merger Sub to obtain the necessary financing pursuant to the arrangements set forth in the commitment letters delivered pursuant to the Amended and Restated Merger Agreement or otherwise, (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the Amended and Restated Merger Agreement, (v) the effect of the announcement or pendency of the transaction on the Company’s business relationships, operating results, and business generally, (vi) risks that the proposed transaction disrupts the Company’s current plans and operations and potential difficulties in the Company’s employee retention as a result of the transaction, (vii) the outcome of any legal proceedings that may be instituted against the Company or Parent or Merger Sub related to the Amended and Restated Merger Agreement or the transaction contemplated thereby. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of the Company described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 16, 2020 and other reports and documents filed from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Copies of these filings are available online at https://www.alsk.com/. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. The Company does not give any assurance that it will achieve its expectations.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alaska Communications Systems Group, Inc.
(Registrant)

Date: December 10, 2020
/s/ Leonard A. Steinberg
Leonard A. Steinberg Corporate Secretary